Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
AND BUSINESS HIGHLIGHTS
— Several Potential Catalysts Expected in Next Six Months —
BRISBANE, Calif., July 31, 2008, — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2008. InterMune reported a net loss for the second quarter of 2008 of $26.5 million, or $0.68 per share, compared with a net loss of $19.8 million, or $0.58 per share, in the second quarter of 2007.
Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “The second quarter of 2008 was an exciting period for InterMune. We reported substantial progress on our collaboration with Roche with ITMN-191 (R7227) by reporting top-line results from our 14-day monotherapy study, reporting the successful completion of 13-week preclinical toxicology studies in two species that enable our Phase 2 studies and announcing the initiation of our 14-day study of ITMN-191 plus standard of care therapy.”
Mr. Welch continued, “The next six months will be a very rich period in terms of data and milestones for InterMune. At the AASLD meeting in late October, we expect to present the results of our two completed clinical studies of ITMN-191 as well as the results of non-clinical studies of ITMN-191 in combination with direct antiviral compounds in the Roche portfolio. During the fourth quarter, we expect to announce top-line results from our on-going 14-day study of ITMN-191 plus standard of care therapy and in January of 2009, we expect to report top-line results from our Phase 3 CAPACITY program for pirfenidone in idiopathic pulmonary fibrosis, a fatal disease for which no treatments are approved.”
Results for Second Quarter 2008
InterMune reported total revenue in the second quarter of 2008 of $8.1 million, compared with total revenue of $25.4 million in the second quarter of 2007. Total revenue in the second quarter of 2008 primarily consisted of Actimmune® (interferon gamma-1b) revenue of $7.3 million, compared with $14.5 million of Actimmune revenue in the same quarter of 2007, a decrease of approximately 50%, reflecting lower off-label physician prescriptions of Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF), which InterMune does not promote. Revenue from the collaboration with Roche for the development of protease inhibitors, including ITMN-191 (R7227), totaled $0.8 million in the second quarter of 2008, compared with $10.8 million in the same quarter of 2007, which included receipt of a $10.0 million development milestone payment from Roche.
Research and development (R&D) expenses in the second quarter of 2008 were $25.5 million compared with $28.0 million in the second quarter of 2007, a decrease of approximately 9%. General and administrative (G&A) expenses were $7.1 million in the second quarter of 2008, unchanged from the same period a year earlier.
As of June 30, 2008, InterMune had cash, cash equivalents and available-for-sale securities of approximately $188.3 million, compared with $211.0 million as of March 31, 2008.
Results for the Six Months Ended June 30, 2008
InterMune also reported results from operations for the six months ended June 30, 2008. The net loss for the period was $52.9 million, or $1.36 per share, compared with a net loss of $40.6 million, or $1.19 per share, in the first six months of 2007.
Total revenue in the first half of 2008 was $17.4 million, compared with total revenue of $45.7 million in the same period of 2007, a decrease of 62%. Actimmune revenue totaled $15.8 million in the first six months of 2008, compared with $34.1 million of Actimmune revenue in the first six months of 2007, a decrease of approximately 54%, reflecting lower off-label sales of Actimmune for the treatment of IPF, which InterMune does not promote. Revenue from the collaboration with Roche was $1.6 million in the first six months of 2008, compared with $11.6 million in the same period of 2007.
R&D expenses were $52.6 million in the first six months of 2008, an 8% decrease compared to $57.4 million in the same period of 2007. This decrease was primarily due to termination of the

INSPIRE Phase 3 trial of Actimmune in March 2007. G&A expenses of $14.6 million in the first half of 2008 were approximately 12% lower than $16.6 million in the first six months of 2007, reflecting headcount reduction and cost-control initiatives following termination of the INSPIRE trial.
Second Quarter Highlights
Pirfenidone:
•	Shionogi & Co., Ltd of Japan, which has rights to pirfenidone in Japan, reported results of its Phase 3 study in Japan at the American Thoracic Society meeting in Toronto on May 20. Following the presentation, InterMune noted the following:
¡	The baseline characteristics of patients enrolled in the Shionogi Phase 3 trial and the InterMune Phase 3 CAPACITY program are extremely similar.

¡	The Shionogi Phase 3 trial confirmed the results reported by Shionogi from their Phase 2 trial; notably a positive effect of pirfenidone on the rate of decline in Vital Capacity over time and an acceptable safety profile.

¡	The number of patient dropouts in the Shionogi study was consistent with that of other multi-center studies of other compounds in IPF and the nature of the dropouts in the Shionogi study may have underestimated the treatment effect of pirfenidone.

¡	The study conduct of CAPACITY is excellent and InterMune expects to achieve its goal of having no more than 5% of patients lost to follow-up at the time of the week 72 assessment.
ITMN-191:
•	On April 2, InterMune reported top-line results in the four dose cohorts of treatment-naïve patients chronically infected with hepatitis C virus (HCV) genotype 1 in its Phase 1b multiple-ascending-dose (MAD) monotherapy trial of ITMN-191:
¡	Day 14 median viral kinetic results competitive with those published for other direct antiviral compounds when used in monotherapy for 14 days. Specifically, InterMune reported a median 3.8 log reduction (equal to 99.98% reduction) in HCV RNA from baseline at Day 14;

¡	Significant and rapid viral kinetic activity when dosed every 12 hours; and

¡	Excellent safety and tolerability in all dosage regimens.
•	InterMune reported successful completion of 13-week toxicology studies in rats and monkeys at exposures higher than those expected to be evaluated in clinical studies. These preclinical studies were required before initiating the Phase 2 program of

ITMN-191 which will involve durations of therapy longer than those studied in Phase 1.

•	Announced on May 29 the initiation of a 14-day study of ITMN-191 in combination with Pegasys® (pegylated interferon alpha-2a) and Copegus® (ribavirin). The study is proceeding as planned.

•	Submitted several abstracts for possible presentation at the 59th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) to be held October 31 — November 4, 2008 in San Francisco, including but not limited to data on ITMN-191.
Financial:
•	On June 24, InterMune exchanged $85 million of its $170 million of outstanding convertible notes with certain existing debt holders. As a result, the amount of outstanding convertible notes is unchanged, but now consists of two tranches: $85 million of 0.25% convertible notes due 2011 and $85 million of 5.00% convertible notes due 2015.

•	Holders of the 2011 notes may convert those notes at a conversion price of approximately $21.63 per share. Holders of the 2015 notes may convert their notes into shares of InterMune common stock at a conversion price of approximately $18.88 per share, which is subject to decrease in certain circumstances.

•	The debt restructuring effectively extended the maturity date of $85 million of InterMune’s total $170 million of outstanding convertible notes by four years with relatively modest dilution.
For additional information regarding InterMune’s debt exchange, please refer to InterMune’s Reports on Form 8-K filed on June 10, 2008 and June 24, 2008.
Guidance for 2008 Operating Expenses
InterMune today reiterated its guidance with respect to operating expenses in 2008.
For the year ending December 31, 2008, R&D expense is anticipated to be in a range of approximately $100 to $110 million, net of development cost reimbursements under the Roche collaboration. G&A expense is anticipated to be in a range of approximately $25 to $30 million.

Key Development Program Milestones – Next Six Months
InterMune today noted the upcoming milestones expected during the next six months on its key development programs.
CAPACITY Program in IPF:
•	InterMune expects to announce top-line results of its Phase 3 CAPACITY program in IPF in January of 2009.

•	If Shionogi’s jNDA is approved, Shionogi has announced that it would launch pirfenidone in Japan in its current fiscal year, which ends on March 31, 2009.
ITMN-191 Program in HCV:
•	Assuming submitted abstracts will be accepted, InterMune expects to present several abstracts on ITMN-191 at AASLD, scheduled for October 31 — November 4 in San Francisco. These abstracts pertain to various clinical studies on ITMN-191 and in-vitro studies of ITMN-191 in combination with other direct antiviral compounds.

•	InterMune expects to announce top-line results from the currently running 14-day study of ITMN-191 in combination with Pegasys and ribavirin in the fourth quarter of 2008.
Conference Call and Webcast Details
InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for the second quarter 2008, its forward-looking financial guidance and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), conference ID# 57393097. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 57393097. The webcast will remain available on the company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Pegasys® and Copegus® are registered trademarks of Roche.
Financial tables follow
InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Revenue, net
Actimmune	$7,296	$14,533	$15,792	$34,058
Collaboration revenue	818	10,818	1,636	11,636

Total revenue, net	8,114	25,351	17,428	45,694

Costs and expenses:
Cost of goods sold	2,398	3,276	5,584	8,560
Research and development	25,461	27,956	52,642	57,395
General and administrative	7,119	7,090	14,586	16,586
Restructuring charges	—	8,596	—	9,929

Total costs and expenses	34,978	46,918	72,812	92,470

Loss from operations	(26,864)	(21,567)	(55,384)	(46,776)

Interest income	1,272	2,544	3,432	5,244
Interest expense	(1,910)	(745)	(2,581)	(1,459)
Other income (expense)	987	(40)	1,268	2,522

Loss from continuing operations before income taxes	(26,515)	(19,808)	(53,265)	(40,469)
Income tax benefit	—	—	(325)	—

Loss from continuing operations	(26,515)	(19,808)	(52,940)	(40,469)

Discontinued operations:
Income (loss) from discontinued operations	(4)	16	74	(128)

Net loss	$(26,519)	$(19,792)	$(52,866)	$(40,597)

Basic and diluted loss per share:
Continuing operations	$(0.68)	$(0.58)	$(1.36)	$(1.19)
Discontinued operations	—	—	—	—

Net loss per share	$(0.68)	$(0.58)	$(1.36)	$(1.19)

Shares used in computing basic and diluted net loss per share	38,956	34,315	38,915	34,190

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2008	2007
Cash, cash equivalents and available-for-sale securities	$188,317	$235,292
Other assets	22,038	27,153

Total assets	$210,355	$262,445

Total other liabilities	$27,749	$26,430
Liability under government settlement	29,449	30,642
Deferred collaboration revenue	64,625	66,261
Convertible senior notes	170,000	170,000
Stockholders’ deficit	(81,468)	(30,888)

Total liabilities and stockholders’ deficit	$210,355	$262,445

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